FIRST AMENDMENT TO STOCK OPTION AGREEMENT

This First Amendment to Stock Option Agreement ("First Amendment") is made and entered into this 9th day of February, 2004, by and between Harold's Stores, Inc. (hereinafter referred to as "Company") and Clark Hinkley (hereinafter referred to as "Employee"),

WITNESSETH:

For and in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

    Recitations. On or about February 23, 2001, the parties entered into a Stock Option Agreement (the "Agreement"). Employee's position with the Company changed effective February 9, 2004, and Employee is currently serving as a consultant to the President and Chief Executive Officer.

    The parties enter into this agreement in order to confirm that the 80,000 shares of Common Stock that are scheduled to vest on February 23, 2004, will become vested as of that date, bringing the total vested shares of Common Stock to 340,000, to extend the exercise date for the exercise of the options for the 340,000 shares and to confirm that the remaining 160,000 shares from the initial grant in the Agreement have not, and will not, vest.

    Confirmation. The parties confirm and agree that on February 23, 2004, Employee will become vested in 80,000 additional shares. As of that date, Employee's option pursuant to the Agreement will be vested and exercisable as to 340,000 shares of Common Stock. The parties further confirm that, since Employee's employment agreement terminates on January 31, 2005, he will not be vested in the remaining 160,000 shares from the initial grant in the Agreement.

    Amendment. Paragraph 5 of the Agreement is hereby amended to extend the exercise date, which is currently three (3) months after the date of termination of employment, to three (3) months after the date Employee's tenure on the Board of Directors expires, which tenure is scheduled to expire at the Annual Shareholders' Meeting in June, 2006.

    Other Provisions. All other provisions of the Agreement shall remain in full force and effect. In the event of any inconsistency between the terms and provisions First Amendment and the Agreement, the terms and provisions of this First Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment the day and year first above written.

"COMPANY" HAROLD'S STORES, INC.

By:

Title:

"EMPLOYEE"

Clark Hinkley

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